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                                                                  EXHIBIT 99.1

                          NEWS RELEASE

         ROMTECH ANNOUNCES GALAXY ONLINE(TM) GAME STRATEGY
                    AND STRATEGIC PARTNERSHIP

               - 2nd Quarter Revenues Expected To Be Up 150% -

      LANGHORNE, PA (December 8, 1997) - RomTech, Inc. (NASDAQ: ROMT), a developer and publisher of value priced consumer entertainment and productivity software, today announced a strategic partnership with TVML, Ltd., ("TVML") a United Kingdom based developer of internet based interactive games.

      Joseph A. Falsetti, Chief Executive Officer of RomTech, stated that, "Our relationship with TVML enables us to aggressively develop market share in the rapidly developing internet based game market utilizing the Galaxy brand name. The Galaxy 'Superbranding' strategy, launched in February of this year, continues to produce better than expected results. Our new Galaxy brand game and productivity titles are enjoying the same high demand that our original Galaxy titles are experiencing. This confirms the Galaxy branding strategy is working." Falsetti added that, "Based on our current order activity, we expect revenues for the second quarter to be approximately $2.6 million, an almost 150% increase as compared to last year's second quarter restated revenues of $1.06 million. Earnings for the second quarter are expected to be 4 or 5 cents per share versus a loss of 12 cents per share for the second quarter last year. First half fiscal 1998 revenues are expected to approximately match all of fiscal 1997 revenues of $4.4 million. Our goal of doubling revenues in fiscal 1998 to over $8 million is predicated on the success of our Galaxy
Series products. The execution of the Galaxy Series branding strategy is achieving results above our expectations."

            Under  the  terms  of  the  TVML  agreement,  RomTech  has  gained exclusive rights in North America to publish and distribute a Galaxy version of TVML's internet based interactive games. RomTech plans to launch Galaxy Online(TM) in January 1998. Galaxy OnLine will provide all buyers of RomTech's Galaxy of Games(TM) titles access to unlimited free internet game play eventually utilizing TVML's current library of over 30 web based interactive games. The Galaxy OnLine site will offer fun, exciting, challenging multi-player game experiences for all ages. The theme of the Galaxy OnLine website is compatible with intuitive Windows-95(TM) based graphically rich interfaces. Additional features such as email; chat rooms; FAQ's and coming attractions will be accessible to further enrich the Galaxy OnLine users' experience.

      "We will premier action, board, card, trivia and strategy games in our initial launch," said Tara Greco, Senior Product Manager for Galaxy OnLine. "We hope to reach new customers with this terrific new internet offer. It's a logical extension of our existing game strategy and should strengthen the Galaxy Series brand positioning. Our goal is to build brand awareness in this new game arena," added Greco.

            Bill Acheson, RomTech's Vice President of Sales and Marketing, explained, "We anticipate a major Spring promotion of Galaxy OnLine. We plan to introduce 6 new Galaxy of Games/Galaxy OnLine products at retail to support the Galaxy OnLine initiative. As we expand the product offering at retail, we will coordinate introducing new categories of games online. Consumers of Galaxy products will now have a wealth of new games available to them, providing hours of safe, easy to enjoy, family fun and entertainment." Acheson stated further, "During the Thanksgiving week sales period a major national retailer reported that RomTech's Galaxy of Games titles accounted for 20% of their total budget software sales. This is remarkable evidence of the growing strength of the Galaxy brand. Incremental revenues from the Galaxy OnLine products during the second half could enable us to exceed our goals for fiscal 1998."


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            RomTech,  headquartered  in Langhorne,  PA was founded in 1992 and went public in 1995. The Company develops, publishes, markets and resells a diversified line of personal computer ("PC") software primarily for consumer and business applications. The Company promotes the Galaxy of Games(TM), Galaxy of Home Office Help(TM) and Galaxy Deluxe(TM) brand names (the "Galaxy Series") in order to generate customer loyalty, encourage repeat purchases and differentiate the Galaxy Series products to retailers and consumers. The Company targets the market of home and small business personal computer users. The Company's sales are primarily made through a large national distributor that sells to large national retail chain stores.

This press release contains certain forward-looking statements, including without limitation, statements regarding the success of RomTech's Galaxy branding strategy, RomTech's expected earnings and revenues for the second quarter ending December 31, 1997, expected revenues for the 1998 fiscal year and the success of the Galaxy OnLine games. The actual results achieved by RomTech, and the factors that could cause actual results to differ materially from those indicated by the forward-looking statements, are in many ways beyond RomTech's control. RomTech wishes to caution readers that the following important factors, among others, could affect RomTech's actual results and could cause RomTech's actual results for the second quarter ending December 31, 1997 and for the 1998 fiscal year to differ materially from those expressed in this press release: the allocation of adequate shelf space for RomTech's products in major chain retail stores; successful sell-through results for RomTech's products at retail stores; the inability to obtain and/or develop content for its products in a cost effective manner; the continued expansion of the computer in homes in North America; the ability to deliver products in response to orders within a commercially acceptable time frame; downward pricing pressure; the timeliness and success of developing and selling products; the costs of developing, producing and marketing such products; access to distribution channels; consumers' continuing demand for value-priced software; the renewal of licenses for key software products; competition; and various other factors, many of which are beyond the Company's control.


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